Sub-Items 77I & 77Q1(d). Terms of New or Amended Securities

Dreyfus Stock Funds (the “Trust”) Dreyfus International Equity Fund (the “Fund”)

Effective June 1, 2015, the Board of Trustees of the Trust, on behalf of the Fund, approved a proposal to offer Class Y shares.

The changes were reflected in the Fund’s Prospectus dated June 1, 2015, and a revised Rule 18f-3 Plan which was filed with the Securities and Exchange Commissions on May 28, 2015 as Exhibit (n)(3) to Post-Effective Amendment No. 28 to the Company’s Registration Statement and is incorporated by reference herein.